Heartland Bancshares, Inc. Announces Cash Dividend of $.05 Per Share

Franklin, Ind. – February 27, 2006, Heartland Bancshares, Inc. IN (HRTB – OTC BB) announced that it declared a cash dividend of $.05 per common share payable on March 31, 2006 to shareholders of record on March 6, 2006. This is the second cash dividend paid by Heartland since Heartland’s formation in 1997. Heartland paid a special $.20 per share dividend November 1, 2005 as its first cash dividend.

The Company’s Chairman of the Board Gordon Dunn commented “After achieving record earnings of $1,278,000 or $.88 per diluted share for 2005, the board of directors evaluated our current capital position and recent earnings stream and determined that the most prudent use of capital is to pay this $.05 per share dividend. We are grateful to our shareholders and customers for their support and confidence in Heartland during our first 8 years of operations.”

Heartland Community Bank is the wholly owned subsidiary of Heartland Bancshares, Inc. and began banking operations December 17, 1997 in Johnson County, Indiana on the southern edge of the Indianapolis metro area. As previously reported, Heartland's total assets were $196,666,000 and its total equity was $14,105,000 as of December 31, 2005, and its net income was $1,278,000 or $.88 per diluted share for the year ended December 31, 2005.

Contact: Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915